UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Savient Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

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Supplement to the Proxy Statement dated April 30, 2013 for the

Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc.

to be held on Thursday, June 13, 2013

The following information amends and supplements the definitive proxy statement relating to the 2013 Annual Meeting of Stockholders that was filed by Savient Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on April 30, 2013.

On May 29, 2013, the Company’s Board of Directors, upon the recommendation of the Compensation and Human Resources Committee and the advice of Radford, an Aon Hewitt consulting company and compensation consultant to the Committee, approved a modification to the Company’s compensation arrangement for its outside directors to replace the 2013 annual equity grant with a cash award.

As described in the proxy statement, the Company historically has provided equity-based compensation to its outside directors in the form of an annual grant of time-vested restricted stock or restricted stock units, at the director’s election, and options to purchase common stock. The amount of restricted stock (or restricted stock units, if elected) granted to an outside director equals the number of shares having a fair market value of $40,000 based on the closing price of the Company’s common stock on the date of the annual meeting, and the amount of common stock subject to options equals the number of shares having an aggregate Black-Scholes value of $40,000 based on the closing price of the Company’s common stock on the date of the annual meeting. The chairman of the Board historically has been granted an additional $40,000 of restricted stock and an additional $40,000 of options, in each case with a value based on the closing price of the Company’s common stock on the date of the annual meeting. The time-vested restricted stock and options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting.

Under the modified compensation arrangement approved by the Board, each outside director will receive at the 2013 Annual Meeting a cash award of $30,000 (or $60,000 for the chairman) in lieu of the historic restricted stock grant and $30,000 (or $60,000 for the chairman) in lieu of the historic option grant. The cash award will be paid to directors in 25% quarterly installments on each of the three-month anniversaries of the 2013 Annual Meeting, with the final installment paid on the earlier of the end of the final three-month period or the date of the 2014 annual meeting. At present, the Board intends that this modification of director compensation will affect only the 2013 annual equity compensation of outside directors. Further, in light of this modification to replace equity compensation with a cash award, the Board has determined that the value of the one-time cash award will be 25% less than the target value of the historic equity grants.

Among other things, this change in director compensation is intended to address the dilutive impact that the Company’s historic annual equity compensation grant to outside directors would have had if it was granted at the current share price of the Company’s common stock and to provide outside directors with a reasonable and predictable compensation value taking into account the Board’s recent high level of activity as the Company continues to address its strategic business challenges.

Other than as described above, all other terms of director compensation remain the same as described in the proxy statement.